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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934





        Date of Report (Date of earliest event reported) October 20, 1997

                         Ground Round Restaurants, Inc.
             (Exact name of registrant as specified in its charter.)


         New York                        1-6192                   13-5637682
(State or other jurisdiction          (Commission               (IRS Employer
     of incorporation)                File Number)           Identification No.)

        35 Braintree Hill Office Park, Braintree Massachusetts 02184-9078
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (617) 380-3100

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Item 1.           Changes in Control of Registrant.

                  On August 29, 1997, Ground Round Restaurants, Inc., a New York corporation (the "Company"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with GRR Holdings, LLC ("Parent"), a Delaware limited liability company, and GRR Merger Corp. ("Purchaser"), a New York corporation. The Purchaser is a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on September 8, 1997, the Purchaser commenced a tender offer (the "Tender Offer") for all of the Company's issued and outstanding shares of common stock, par value $.16 2/3 per share (the "Shares"), at a price of $1.65 per share, net to the seller in cash, without any interest thereon. A copy of the Merger Agreement was filed as Exhibit 1 to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, dated September 8,
1997 (the "Schedule 14D-9").

                  The Tender Offer expired at 6:00 p.m., New York City time, on October 17, 1997. On October 20, 1997, Parent and the Purchaser publicly announced, and so advised the Company, that, pursuant to the Tender Offer, based upon a preliminary report from the depositary, the Purchaser accepted for payment 8,769,552 Shares tendered by physical delivery and 11,761 Shares tendered by guaranteed delivery, as to which the tendering holders had three NASDAQ National Market trading days to submit certificates for, or to effect book-entry transfer of, such Shares, and certificates were thereafter submitted for, or book entry transfer was effected of, 7,700 Shares. As a result, the Purchaser purchased and paid for a total of 8,777,252 Shares pursuant to the Tender Offer, which Shares, together with 554,900 Shares owned by Parent, represent approximately 83.5% of the outstanding Shares.

                  Parent and Purchaser have advised the Company that the Purchaser obtained the total amount of funds required to purchase all of the Shares pursuant to the Tender Offer from capital contributions from Parent, which obtained such funds, together with approximately $7.5 million of additional funds which were loaned to the Company on a subordinated basis by October 22, 1997, as required by the Fourth Amendment and the September 29 Bank Waiver (as both are defined as described under Item 5 below), to pay related fees and expenses of the Tender Offer and for working capital and other purposes, from committed capital of Boston Ventures Limited Partnership V, a Delaware limited partnership which is the managing member of Parent.

                  Pursuant to the Merger Agreement, and subject to its terms and conditions, the Purchaser will be merged with and into the Company. In connection with the Merger, each remaining publicly held Share (other than Shares held by holders who perfect dissenters' rights) shall be converted into the right to receive $1.65 in cash. The Company filed preliminary proxy materials with the Securities and Exchange Commission on October 31, 1997 with respect to the Special Meeting of Shareholders to approve and adopt the Merger Agreement and the Merger. The affirmative vote of the holders of 66 2/3% of the outstanding Shares is required for approval and adoption of the Merger
Agreement and the Merger. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval and adoption of the Merger Agreement and the Merger.

                  Pursuant to the Merger Agreement, on October 20, 1997, Messrs. Daniel R. Scoggin, Christian R. Guntner, James R. Olson and Joseph Schollenberger resigned as directors of the Company, and Martha H.W. Crowninshield, Barbara M. Ginader, Thomas J. Russo, and Neil A. Wallack were elected to serve as directors of the Company until their successors are elected and qualified. The Board of Directors thereafter elected Thomas J. Russo Chairman, President and Chief Executive Officer of the Company.

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         Following consummation of the Tender Offer, the Company entered into a general release and separation agreement with each of Daniel R. Scoggin, former Chairman, President and Chief Executive Officer of the Company, Stephen J. Kiel, former Senior Vice President, Chief Financial Officer and Treasurer of the Company, Anthony E. Bezsylko, former Senior Vice President of Operations of the Company, and Henri R. Evans, former Vice President of Marketing of the Company, providing for payment to each such person of amounts payable, and continuation of certain benefits to such persons as provided, pursuant to their respective employment agreements upon the termination of their employment following a "change of control" of the Company, as defined therein. Consummation of the Tender Offer constituted a change of control for purposes of such employment agreements. Pursuant to his separation agreement, the Company paid Mr. Scoggin $1,046,500, plus accrued vacation pay, following his resignation on October 20, 1997. Mr. Scoggin is also entitled to receive certain benefits, including insurance, use of a Company car or a car allowance and health benefits for two years following his resignation. Following their respective resignations on October 31, 1997, Mr. Kiel was paid $350,000 plus accrued vacation pay, Mr. Bezsylko was paid $150,000 plus accrued vacation pay, and is entitled to receive $12,500 per month for one year thereafter, and Mr. Evans was paid $130,000 plus accrued vacation pay, and is entitled to receive $10,833.33 per month for one year thereafter, pursuant to their respective separation agreements. Each of Messrs. Kiel, Bezsylko and Evans is also entitled to receive certain benefits, including medical and dental insurance plans, disability and life insurance plans and use of a Company car or a car allowance for a period of one year following his resignation.

                  On October 25, 1997, the Company entered into an employment agreement with Mark J. Lawless, pursuant to which Mr. Lawless will serve as Senior Vice President commencing on November 1, 1997. Mr. Lawless will also assume the position of Chief Financial Officer and Treasurer as a result of Mr. Keil's resignation.

Item 5.  Other Events.

                  In connection with and as a condition to Parent and the Purchaser's execution of the Merger Agreement, the financial institutions (the "Lenders") party to the Amended and Restated Credit Agreement (as amended, the "Existing Credit Agreement"), dated as of September 12, 1996, among the Company's subsidiaries The Ground Round, Inc. ("GRI"), and GR of Minn., Inc. (together with GRI, the "Borrowers"), the Lenders, The Bank of New York, as agent for the Lenders (the "Agent"), and The Chase Manhattan Bank, as co-agent for the Lenders, under which the Company is a guarantor, agreed, pursuant to a letter agreement, dated as of August 29, 1997 (the "Bank Standstill Agreement", filed as Exhibit 6 to the Company's Schedule 14D-9), among the parties to the Existing Credit Agreement, to waive the Borrower's and the guarantors' compliance with the EBITDA maintenance covenant contained in the Existing Credit Agreement for the fiscal months ended July, August and September 1997 (the "EBITDA Waiver"). In addition, on September 29, 1997, the Lenders extended the EBITDA Waiver through the fiscal month ending December 1997 and also waived the Borrowers' and the guarantors' compliance with the net worth and capital expenditures covenants contained in the Existing Credit Agreement through the fiscal month ending December 1997 (the "September 29 Bank Waiver"). These additional and extended waivers were made contingent upon (i) the Borrowers receiving at least $7,500,000 of proceeds from the issuance of subordinated debt (the "Subordinated Debt Proceeds") by no later than October 22, 1997 (all such proceeds were received from the issuance of subordinated debt to Parent by October 22, 1997) and (ii) there occurring and continuing no default or event of default under the Existing Credit Agreement (other than events of default occurring prior to the date of the September 29 Bank Waiver and disclosed in writing to the Agent).

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                  Consistent with the terms of a letter of intent, dated August
29, 1997, among the parties to the Existing Credit Agreement (and related guarantees), on October 20, 1997, each of the parties to the Existing Credit Agreement executed a Fourth Amendment to the Existing Credit Agreement (the "Fourth Amendment") which, upon its effectiveness, as described below, will amend the Existing Credit Agreement (as amended by the Fourth Amendment, the "New Credit Agreement") upon consummation of the Merger (and satisfaction of certain other conditions, as discussed below). The Fourth Amendment was also consented to by the Guarantors.

                  Pursuant to the terms of the Fourth Amendment, the term of the New Credit Agreement will be extended to October 7, 2000, and the total commitments under the New Credit Agreement initially will be $41,828,778.64 (the "Total Commitment"), of which $37,138,360.22 (the "Revolving Credit Commitment") will take the form of a revolving credit facility (the "Revolving Credit Facility") and $4,690,418.42 (the "Letter of Credit Commitment") will be available for letters of credit ("Letters of Credit"). Borrowings under the Revolving Credit Facility bear interest at either (i) the Alternate Base Rate (as defined in the New Credit Agreement) plus 0.75% or (ii) the Eurodollar Rate (as defined in the New Credit Agreement) plus 2.65%. The Borrowers will also pay to the Lenders the following fees in connection with the New Credit Agreement:
(i) a commitment fee equal to 0.50% of the average daily unused Total Commitment less the face amount of all outstanding Letters of Credit, payable quarterly in arrears; (ii) a fee equal to 1.0% of the average daily amount available to be drawn under any outstanding Letters of Credit; and (iii) an amendment fee equal to 1.0% of the Total Commitment, payable on the Closing Date (as defined below).

                  Under the New Credit Agreement, the Revolving Credit Facility Commitment will be permanently reduced by (i) $500,000 at the end of each of the third and fourth fiscal quarters of fiscal year 1998; (ii) $1,000,000 at the end of each fiscal quarter of fiscal year 1999; and (iii) $1,250,000 at the end of each fiscal quarter of fiscal year 2000. In addition, 100% of the proceeds of asset sales and from tax refunds must be used to repay obligations under the Revolving Credit Facility and to reduce the Revolving Credit Facility
Commitment and 50% of excess cash flow shall be applied to reduce the Total Commitment until such amount reaches $26,000,000 (after giving effect to all other reductions of the Total Commitment). Letters of Credit that have expired or have been returned undrawn or have been reduced will result in a permanent reduction of the Letter of Credit Commitment by the amount of such expired or returned Letter of Credit or the amount of such reduction, as applicable.

                  The New Credit Agreement will contain covenants similar to those in the Existing Credit Agreement, with certain changes including: (i) a requirement that GRI use its commercially reasonable efforts to transact a sale/leaseback for at least 20 fee properties on terms and conditions reasonably acceptable to GRI and the Lenders (the "Sale/Leaseback Transaction"; the sale/leaseback of thirteen properties closed on October 20, 1997 as described below); (ii) requirements regarding maintenance of certain levels of EBITDA, Profit After Controllables (as defined in the Existing Credit Agreement) and net worth (all subject to adjustment for the Borrowers' benefit during the first six months of the New Credit Agreement); (iii) limitations on capital expenditures; and (iv) application of certain insurance proceeds received by the Borrowers after the closing of the New Credit Agreement with respect to its two fire-damaged properties (the "Fire Damaged Properties") to rebuild such properties. In addition, the Borrowers will be required to have at all times cash on hand or availability under the New Credit Facility of at least $4,000,000.

                  The Fourth Amendment will become effective (the "Closing Date") upon consummation of the Merger (which the Fourth Amendment expressly provides will not be a default under the New Credit Agreement) and satisfaction of certain other conditions including, among others:

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(i) payment of all accrued and unpaid interest and fees under the Existing
Credit Agreement; (ii) payment of approximately $1,300,000 to the Lenders in satisfaction of certain convertible notes (the "Convertible Notes"); and (iii) receipt by the Lenders of any insurance proceeds paid to the Borrowers prior to the closing of the New Credit Agreement with respect to the Fire Damaged Properties (the "Insurance Proceeds"). In the event that the Merger is not consummated prior to the December 31, 1997, expiration date of the Current Credit Facility (and, as a result, the Fourth Amendment does not become effective), the Lenders agreed in the September 29 Bank Waiver to act in a commercially reasonable manner in considering any request by the Borrowers to extend the expiration date of the Existing Credit Agreement to enable the Purchaser to consummate the Merger.

                  While the consummation of the Tender Offer would have constituted an event of default under the existing Credit Agreement, in anticipation of the execution of the Fourth Amendment, on October 3, 1997, the Lenders agreed to waive any default or event of default resulting from the consummation of the Tender Offer. The Lenders also agreed that the Subordinated Debt Proceeds could be used by the Borrowers for working capital purposes and to repay to the Lenders any amount of principal and interest under the Existing Credit Agreement previously deferred by the Lenders (in lieu of the entire amount of the Subordinated Debt Proceeds being used to pay down the loans, as required by the Existing Credit Agreement). In addition, the Lenders agreed not to convert the Convertible Notes to Shares prior to January 1, 1998, and to accept prepayment in full of such notes at any time prior to such date.

                  On October 20, 1997, the Company also sold to, and leased back from, subsidiary companies of CNL Fund Advisors, thirteen restaurants pursuant to the terms of the Commitment Letter dated September 9, 1997. The Commitment Letter was filed as Exhibit 8 to the Schedule 14D-9 pursuant to Amendment No. 1 thereto dated September 26, 1997. The Commitment Letter provided for the Company to sell and leaseback a minimum of fifteen and a maximum of twenty restaurants. The net sale proceeds in the amount of $13,403,040 from the thirteen restaurants sold on October 20 were used to reduce bank debt under the Existing Credit Agreement by an equal amount. CNL Fund Advisors funded certain expenses of the seller, including legal fees, brokerage commission and certain transactional costs, for a total gross funding of $13,824,024. The term of the Commitment Letter requiring a minimum of fifteen restaurants to be sold has been extended pending additional due diligence on the remaining seven restaurants.

                  The thirteen leases are for a term of twenty years with five five-year extensions. Percentage rent of 6% is to be paid on gross sales over a break point on each property and is discounted for sales increases greater than 33.33%. The Company retains a right of first refusal to purchase the properties, and an option to purchase the properties after seven years. The restaurants are subject to a two mile non-compete.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 1997
                            GROUND ROUND RESTAURANTS, INC.



                            By: /s/ ROBIN L. MOROZ
                               --------------------------------------
                               Name:  Robin L. Moroz
                               Title: Vice President, General Counsel
                                      and  Secretary




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